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                            MEMORANDUM OF AGREEMENT



                                    between



                                   PERTAMINA



                                      and



                         CHINESE PETROLEUM CORPORATION



                                      for



                            SALE AND PURCHASE OF LNG



                              during 1998 and 1999






                        Effective as of December 6, 1994



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This Memorandum of Agreement ("Agreement"), dated and effective as of December
6, 1994, is made by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA ("PERTAMINA") and CHINESE PETROLEUM CORPORATION ("CPC"), for the sale and purchase of certain quantities of LNG as described below. PERTAMINA and CPC are collectively referred to herein as the "Parties".

WHEREAS, PERTAMINA and CPC are parties to the Badak III LNG Sales Contract, and certain Side Letters and a Disputed Force Majeure Account Agreement, all dated and effective as of March 19, l987 (collectively, the "Badak III LNG Sales Contract") which are in full force and effect and which are unaffected by this Agreement; and

WHEREAS, PERTAMINA desires to sell and CPC desires to purchase quantities of LNG in addition to the quantities to be purchased under the terms of the Badak III LNG Sales Contract.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follow:


                                ARTICLE I - TERM

This Agreement shall be effective as of the date first above written. The term shall commence on January 1, 1998 and terminate on December 31, l999.


                             ARTICLE II - QUANTITY

(a) During the term of this Agreement, PERTAMINA shall sell and deliver to CPC into its Receiving Facility at the Unloading Port and CPC shall purchase, receive and pay for approximately 46,400 billion BTU's of LNG equivalent to sixteen (16) cargo lots. Approximately


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8,700 billion BTU's of LNG, equivalent to three (3) cargo lots, shall be delivered and taken during calendar year 1998 and approximately 37,700 billion BTU's of LNG, equivalent to thirteen (13) cargo lots, shall be delivered and taken during calendar year 1999.

(b) The Parties shall take all necessary actions to provide, as far as reasonably possible, for even offtakes and deliveries of LNG under the terms of this Agreement giving due consideration to the schedule of deliveries under the terms of the Badak III LNG Sales Contract and other long term obligations of PERTAMINA.


                              ARTICLE III - PRICE

The Contract Sales Price for the LNG delivered under this Agreement, expressed in U.S. Dollars per million British Thermal Units (U.S.$/MMBTU), shall be the sum of an LNG related component ("LNG Related Component") and a transportation related component ("Transportation Related Component").

The LNG Related Component shall be 0.159 REP, where REP is the arithmetic average of the realized export prices, in U.S. Dollars per barrel, F.O.B. Indonesia, of all field classifications of Indonesian crude oils (including condensate) then being sold and exported, except premium and except such prices for spot sales.

The Transportation Related Component shall be U.S.$0.58/MMBTU as at January 1, 1994 escalated at 2.5% per annum thereafter; provided that if a cargo of LNG sold and purchased hereunder is transported on an LNG tanker other than the Dedicated Vessel or the Dwiputra, and if PERTAMINA's cost for such LNG tanker is lower than the Transportation Related Component, then the parties will consult with a view to agreeing on an appropriate adjustment of the Transportation Related Component to apply to such cargo.



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                          ARTICLE IV - TRANSPORTATION

LNG sold and purchased hereunder may be transported on the Dedicated Vessel, or on the Dwiputra, or on any other LNG tanker PERTAMINA decides to use, subject to such LNG tanker being compatible with the Receiving Facility and having the required port clearance authorizations and approvals from the R.O.C. and any other relevant authorities. The Parties shall use their respective best efforts to obtain such authorizations and approvals for such LNG tankers.


                          ARTICLE V - SOURCE OF SUPPLY

The Natural Gas to be processed into LNG and sold and delivered hereunder is to be produced from the areas in East Kalimantan covered by production sharing contracts between PERTAMINA and its relevant suppliers, and loaded at PERTAMINA's facility at Bontang, East Kalimantan.


                   ARTICLE VI - GENERAL TERMS AND CONDITIONS

(a) All of the terms and conditions of the Badak III LNG Sales Contract , except for Article 7 thereof, shall apply, mutatis mutandis, to and be incorporated in this Agreement. Any Implementation Procedure agreed between PERTAMINA and CPC in relation to the Badak III LNG Sales Contract shall also apply, mutatis mutandis, to the sale and purchase of LNG pursuant to this Agreement.

(b) In the event of any conflict between the applicable terms and conditions of the Badak III LNG Sales Contract and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.



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(c) Capitalized terms used herein shall have the same meaning as set forth in the Badak III LNG Sales Contract unless otherwise specifically defined herein.


IN WITNESS WHEREOF, PERTAMINA and CPC have caused this Agreement to be entered into by their respective duly authorized representatives as of the date first above written.




PERUSAHAAN PERTAMBANGAN                       CHINESE PETROLEUM CORPORATION
MINYAK DAN GAS BUMI NEGARA                    (CPC)
(PERTAMINA)



/s/ F. ABDA'OE                                /s/ T.Y. CHANG
------------------------------------          ----------------------------------
By    :  F. Abda'oe                           By :  T.Y. Chang
Title :  President Director & C.E.O.          Title : Chairman of the Board



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